Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-136988) under the Securities Act of 1933 of Inter Parfums, Inc. and subsidiaries of (i) our report dated March 13, 2017 on the consolidated balance sheets of Inter Parfums, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows and Schedule II for each of the years in the three-year period ended December 31, 2016 and (ii) to our report dated March 13, 2017 on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2016. Each report appears in the December 31, 2016 Annual Report on Form 10-K of Inter Parfums, Inc.

/s/ Mazars USA LLP

Mazars USA LLP

New York, New York

March 13, 2017